Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2021, with respect to the consolidated financial statements of Driven Brands Holdings Inc. included in the Annual Report on Form 10-K for the year ended December 26, 2020, which is incorporated by reference in the Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

August 2, 2021

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